Exhibit 10.14

CONTRACT DATE: 06/21/06	CONTRACT NUMBER: 3304
PURCHASING AGREEMENT

BUYER:	SELLER:

General Nutrition Distribution, LP	Lifeline Therapeutics, Inc.
300 Sixth Avenue	6400 Fiddler’s Green Circle Suite 1970
Pittsburgh, PA 15222	Englewood, CO 80111
Attention: Purchasing Department

Phone: 412-288-8382	Phone: 720-488-1711
Fax: 412-288-4743	Fax: 720-488-1722
E-mail: Lawrie-Madden@GNC-HQ.com	E-mail: stepheno@protandim.com
Contact Person: Lawrie Madden	Contact Person: Stephen K. Onody
     In consideration of the mutual promises and covenants contained herein and other good and valuable consideration, and intending to be legally bound hereby, Buyer and Seller agree as follows:
SUMMARY OF CERTAIN KEY TERMS
     1. Supply of Product. During this Agreement, Buyer shall purchase from Seller the products listed on Exhibit 1.1 hereto (the “Products”) at the prices listed on Exhibit 1.1; and Seller shall sell, fulfill and deliver those Products, all pursuant to this Agreement and Buyer’s Vendor Book, which, among other requirements, includes Buyer’s standard Purchase Order (hereafter the “Vendor Book” and incorporated herein by reference). Seller shall also provide the Product’s information requested on Exhibit 1.1.
     2. Distribution Outside The United States. With respect to the distribution of any Products outside of the United States, Seller will not be responsible, and Buyer and/or a third party shall be responsible for, 1) securing any necessary regulatory and other approvals, permits or certificates required to sell the Products in such location and 2) compliance with all laws, rules and regulations for such location. In addition, Seller will not be required to pay for any further costs for labeling, packaging, translations, delivery or other costs related to distributing the Products outside of the United States. Upon receiving a request from an international GNC store to purchase the Products, Buyer shall promptly provide written notice to Seller and shall use reasonable efforts to keep Seller informed as to the status of any shipments of the Product to any location outside of the United States.

     3. Lead Time. Unless otherwise agreed to by the parties, all delivery-transportation terms of sale will be FOB Destination, FREIGHT COLLECT unless Buyer’s Transportation Department designates FOB Destination PREPAID. The preceding terms of shipment pertain to the cost and delivery point of shipment of the Products from Seller’s facility located within the United States of America and shall not affect allocation of the risk of loss, passage of title, acceptance, payment or Buyer’s right to return Products, which are addressed elsewhere in the Agreement. Seller will contact Buyer’s Transportation Department before making any shipping arrangements. Deliveries will be made by Seller within 4 weeks after Buyer places the order. If Buyer designates that its Transportation Department will arrange pick up of the Products, then the lead time is shortened by one week.
     4. Product Payment. Product must be shipped to the Distribution Center designated by Buyer. Buyer will pay after Product acceptance Net 30 days.
     5. Reverse Logistics. The Seller agrees to the General Nutrition Returns Agreement (“Returns Agreement”) attached hereto as Exhibit 4.
     6. Term. The term of this Agreement shall be in effect from June 21, 2006 to June 20, 2007 or until terminated by Buyer or Seller upon ninety (90) days written notice (the “Term”).
     7. 6. Advertising and Promotion. Seller shall support Buyer’s sale of the Products by Product advertising and promotion as described on Exhibit 6.1.
     8. Non-Competition. Buyer agrees that, during the Term, Buyer shall not distribute, sell, carry for sale, or otherwise market to any of its customers any GNC branded dietary supplements with identical formulas to the Products listed on Exhibit 1.1,
     9. Customer Return Pledge. Seller agrees to Buyer’s customer return program as described in the Vendor Book. All product returned by customers will be charged back to the Seller at cost plus 10 percent of such cost in addition to any inbound freight cost incurred by Buyer.
     10. Insurance and Indemnity. Seller shall maintain a comprehensive General/Products Liability occurrence policy, $10,000,000 per occurrence/$10,000,000 aggregate for bodily injury, and property damages with the following coverage; Premises/Operations, Products/Completed Operations, Contractual Liability and Independent Contractors; or General/Products Liability claims made policy, $10,000,000 per occurrence/$10,000,000 aggregate for bodily injury and property damages with the following coverage: Premises/Operations, Products/Completed Operations, Contractual Liability and Independent Contractors. The retroactive date of the policy must be prior to the inception date of the contract, and must be specified on the Certificate of Insurance. Further details are contained in the Vendor Book. Seller shall name Buyer and Buyer’s subsidiaries and affiliates as an additional insured under such coverage as described in the

Vendor Book. Seller shall deliver to Buyer a certificate of insurance evidencing the required coverage to Buyer prior to any delivery of Product. Seller shall provide Buyer at least 60 days prior written notice of any cancellation, change, or reduction of such coverage (“Change in Insurance”) and any such Change in Insurance shall constitute a material breach of the Agreement. In addition, Seller shall provide indemnification to Buyer and its affiliates as more fully described in the Vendor Book.
GENERAL TERMS
     A. Pricing Terms. Buyer acknowledges and agrees that it will sell Products to Buyer at a wholesale price per unit that is equivalent to the lowest wholesale price per unit paid by other similar United States retail channels. To be clear, in calculating the wholesale price per unit of the Products, rebates, promotional programs, spiffs, givebacks and other such ancillary features will not be considered. To the extent any different pricing guarantees are included in the Vendor Book or Buyer’s Purchase Order, such guarantees shall not apply and shall be void and this Agreement shall govern.
     B. Ordering and Delivery. GND Transportation will determine and arrange all transportation requirements for FOB Destination, FREIGHT COLLECT deliveries. If Seller is to arrange transportation, Seller will provide estimates to GND Transportation for verification of reasonableness and approval of selected carrier before shipment is made. Each Purchase Order received from Buyer shall be confirmed by Seller within 24 hours to Buyer’s contact person by fax or electronic confirmation of receipt.
     C. “Sale or Return” Purchase. Seller and Buyer agree that all Products shall be sold on a “sale or return” basis subject to the terms of this Agreement, including, but not limited to this paragraph C and Exhibit 4, the General Nutrition Returns Agreement. Retail and wholesale sales of Seller’s Products will be evaluated by Buyer on a rolling six month basis and Buyer may elect to discontinue any Products and return the same to Seller if, during such six month period, either sales of such Product fall below the minimum sales threshold in GNC company-owned stores or do not meet the minimum Overall Inventory Turn Rate in GNC company-owned stores as set forth on Exhibit 1.1.
     D. Confidentiality. During the term of this Agreement and after its expiration or termination, each party agrees to keep confidential, and to require its respective officers, directors, employees and agents to keep confidential all proprietary information of the other party, including without limitation any information specifically identified by either party prior to disclosure as being confidential information, plans and data concerning products, prices, marketing, sales, customers, and technical or business matters. Disclosure of such confidential information shall be made by either party only to those of its employees and agents who have need to know such information in order to carry on the purposes of this Agreement, and who have agreed to abide by confidentiality requirements at least as restrictive as those set forth herein. Seller agrees not to disclose the terms of this Agreement to any third party. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that the formulation of the Products are proprietary and confidential to Seller. This section shall survive any expiration or termination of this Agreement.
     E. Notices. All demands, notices and other communications to be given hereunder, if any, shall be in writing and shall be deemed duly given on the date of service if personally delivered or on the date of receipt if sent by nationally-recognized courier service or registered or certified United States mail, return receipt requested, postage prepaid, and addressed to the respective party at the address set forth herein or such other address designated by the other party.

     F. Entire Agreement and Modification. This Agreement (including the Vendor Book and all exhibits) contains the entire agreement of the parties relating to its subject matter and the parties agree that this Agreement supersedes all prior written or oral agreements, representations, and warranties relating to its subject matter. In the event of any conflict between the terms of the Purchasing Agreement and the Vendor Book, the terms of the Purchasing Agreement shall control. Except for changes to the Vendor Book, no modification of this Agreement shall be valid unless made in writing and signed by the parties. The terms contained in Seller’s invoice are not binding on Buyer and are of no force or effect. The individuals signing this Agreement each represents to the other that it has the full right and authority to enter into this Agreement and to perform the obligations set forth herein of such party. The terms and conditions of the Vendor Book may, from time to time, be unilaterally amended by Buyer. In the event of such an amendment, Buyer shall send Seller a written notification describing the amendment via registered mail, postage prepaid, to the address listed above at least thirty (30) days prior to the amendment’s effective date. Acceptance by Seller of a Purchase Order (or any Buyer order) after receiving notice of the amendment to the Vendor Book shall constitute acceptance by Seller of the amended terms and conditions of the Vendor Book.
     G. Termination. Either party may terminate this Agreement upon notice to the other party if such other party becomes insolvent or bankrupt or files or permits to be filed any petition in bankruptcy.
     H. Waiver, Assignment and Severabililty. The waiver of a breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any further breach of such term or condition or the waiver of any other term or condition of this Agreement. Neither party shall assign this Agreement or any right or interest herein in part or in whole without the prior written consent of the other party. The invalidity, in whole or part, of any provision in this Agreement shall not affect the validity of any other provision. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Pennsylvania.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

BUYER		SELLER

GENERAL NUTRITION DISTRIBUTION, LP		LIFELINE THERAPEUTICS, Inc.

By:	Stephen B. Cherry	By:	Stephen K. Onody

Title:	Sr. Dir of Purchasing	Title:	CEO